Exhibit 11

                     READING & BATES CORPORATION
                           AND SUBSIDIARIES

    COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
          (in thousands except share and per share amounts)

                                                        THREE MONTHS ENDED
                                                              MARCH 31,
                                                       -----------------------
                                                          1996          1995
                                                       ----------   ----------
PRIMARY EARNINGS PER SHARE:

Weighted average number of common shares outstanding   61,966,020   59,713,311
                                                       ==========   ==========
Net income (loss)                                      $   13,472   $     (369)

Less dividends paid on $1.625 Convertible
    Preferred Stock                                        (1,213)      (1,215)
                                                       ----------   ----------
Adjusted net  income (loss) applicable to common
    shares outstanding - assuming no dilution          $   12,259   $   (1,584)
                                                       ==========   ==========
Net income (loss) per common share - assuming
   no dilution                                         $      .20   $     (.03)
                                                       ==========   ==========
FULLY DILUTED EARNINGS PER SHARE:*

Weighted average number of common shares outstanding   61,966,020   59,713,311

Assume conversion of securities:
  $1.625 Convertible Preferred Stock                    8,647,485    8,668,010
  8% Senior Subordinated Convertible Debentures           823,631      783,686
  8% Convertible Subordinated Debentures                        -       16,661
                                                       ----------   ----------
Adjusted common shares outstanding - fully diluted     71,437,136   69,181,668
                                                       ==========   ==========
Adjusted net income (loss) applicable to common
    shares outstanding - assuming no dilution          $   12,259   $   (1,584)
Adjustments:
  Interest on 8% Senior Subordinated Convertible
    Debentures                                                868          739
  Interest on 8% Convertible Subordinated Debentures            -          536
  Dividends paid on $1.625 Convertible Preferred Stock      1,213        1,215
                                                       ----------   ----------
Adjusted net income (loss) applicable to common
  shares outstanding - assuming full dilution          $   14,340   $      906
                                                       ==========   ==========
Net income (loss) per common share - assuming
  full dilution (antidiluive)                          $      .20   $      .01
                                                       ==========   ==========

* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15.